Exhibit 99.1

Runway Growth Finance Corp. Reports Second Quarter 2023 Financial Results

Delivered Total and Net Investment Income of $41.9 and $19.7 Million, Respectively

Investment Portfolio of $1.1 Billion

Conference Call Today, Tuesday, August 8, at 5:00 p.m. ET

MENLO PARK, Calif., August 8, 2023—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today announced its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

•	Total investment income of $41.9 million
•	Net investment income of $19.7 million, or $0.49 per share
•	Net asset value of $14.17 per share
•	Dollar-weighted annualized yield on debt investments of 16.7% for the quarter
•	Four investments completed in existing portfolio companies, representing $50.9 million in funded loans
•	Aggregate proceeds of $88.7 million received from principal repayments
•	Declared third quarter 2023 regular dividend of $0.40 per share
•	Declared third quarter 2023 supplemental dividend of $0.05 per share

“Runway Growth’s second quarter results speak to our team’s diligence and active portfolio management, both of which are critical elements in constructing our stable portfolio,” said Greg Greifeld, acting CEO of Runway Growth, and Deputy CIO and Head of Credit of Runway Growth Capital. “With a robust pipeline exceeding $2 billion, Runway continued to execute against its credit-first strategy in pursuit of only the highest quality, late-stage companies. In all market cycles, Runway has prioritized capital preservation to protect its borrowers while delivering attractive, risk-adjusted returns to enhance shareholder value.”

Greifeld continued, “Runway Growth's sophisticated financing model continues to resonate with late-stage companies that face working capital constraints amid the current market backdrop. As we look to the second half of the year, we are strategically positioned to selectively deploy capital at favorable terms.”

Second Quarter 2023 Operating Results

Total investment income for the quarter ended June 30, 2023 was $41.9 million, compared to $25.0 million for the quarter ended June 30, 2022.

Net investment income for the quarter ended June 30, 2023 was $19.7 million, or $0.49 per share, compared to $14.5 million, or $0.35 per share, for the quarter ended June 30, 2022.

The Company's dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2023 was 16.7%. The Company calculates the yield on dollar-weighted debt investments for any period measured as (1) total investment-related income during the period divided by (2) the daily average of the fair value of debt investments outstanding during the period.

Total operating expenses for the quarter ended June 30, 2023 were $22.2 million, compared to $10.5 million for the quarter ended June 30, 2022. The increase was driven by growing management fees, incentive fees and interest expenses related to a significantly larger loan portfolio. It should be noted that beginning in the first quarter of 2023, the Company’s base management fee decreased from 1.625% on annualized basis to 1.5% on an annualized basis, as the Company’s gross assets exceeded $1.0 billion at December 31, 2022.

Net realized gain on investments was zero for the quarter ended June 30, 2023, compared to a net realized gain of $0.9 million for the quarter ended June 30, 2022. The Company experienced no credit losses during the second quarter or year-to-date in 2023.

For the quarter ended June 30, 2023, net unrealized gain on investments was $2.6 million, compared to a net change in unrealized loss of $16.2 million for the comparable prior year period.

Portfolio and Investment Activity

As of June 30, 2023, Runway Growth’s investment portfolio had an aggregate fair value of approximately $1,095 million and was comprised of approximately $1,044 million in term loans, 99% of which are senior secured loans and $51 million in warrants and equity-related investments in 49 portfolio companies.

During the second quarter of 2023, Runway Growth completed four investments in existing portfolio companies, representing $50.9 million in funded loans.

Total portfolio investment activity for the three and six months ended June 30, 2023 and 2022 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Beginning investment portfolio	$1,160,316	$754,290	$1,126,309	$729,516
Purchases of investments	50,669	147,953	63,540	233,473
Purchases of U.S. Treasury Bills	—	—	34,974	—
PIK interest	6,028	3,793	9,783	5,130
Sales or repayments of investments	(88,709)	(76,915)	(98,901)	(86,793)
Scheduled principal payments of investments	(2,764)	(6,842)	(6,771)	(7,266)
Sales and maturities of U.S. Treasury Bills	(35,000)	—	(35,000)	(45,000)
Amortization of fixed income premiums or accretion of discounts	2,137	746	5,005	3,571
Net realized gain (loss) on investments	—	903	(1,178)	532
Net change in unrealized gain (loss) on investments	2,644	(16,199)	(2,440)	(25,434)

Ending Investment Portfolio	$1,095,321	$807,729	$1,095,321	$807,729

Net Asset Value

As of June 30, 2023, net asset value (“NAV’”) per share was $14.17, compared to $14.14 as of June 30, 2022. Total net assets at the end of the second quarter of 2023 was $573.9 million, down 0.95% from $579.4 million in the prior year period.

For the quarter ended June 30, 2023, net increase in net assets resulting from operations was $22.3 million, or $0.55 per share, compared to a net decrease of $0.8 million, or $0.02 per share, for the quarter ended June 30, 2022.

Liquidity and Capital Resources

As of June 30, 2023, the Company had approximately $227.7 million in available liquidity, including unrestricted cash and cash equivalents, and $190.0 million in available borrowing capacity under the Company’s credit facility, subject to existing terms, advance rates and regulatory and covenant requirements.

The Company ended the quarter with a core leverage ratio of approximately 97%, compared to 104% for the quarter ended March 31, 2023.

Distributions

On August 1, 2023, the Company’s board of directors declared a regular quarterly distribution of $0.40 per share for the third quarter of 2023, payable on August 31, 2023, to stockholders of record as of August 15, 2023. In addition, the Company’s board of directors declared a supplemental dividend of $0.05 per share for the third quarter of 2023 that is also payable on August 31, 2023 to stockholders of record as of August 15, 2023.

Recent Developments

On July 10, 2023, the Company funded an investment of $20.0 million to Elevate Services, Inc.

On July 18 and July 27, 2023 the Company funded investments of $0.6 million and $0.8 million, respectively, to Fidelis Cybersecurity, Inc. On July 31, 2023 and August 1, 2023, the Company received $16.7 million and $1.0 million, respectively, from the sale of investments in Fidelis Cybersecurity, Inc., representing payment in full to the Company.

On July 18, 2023, the Company received share issuance proceeds from Marley Spoon AG (“Marley Spoon”) in connection with Marley Spoon’s business combination transaction.  On July 26, 2023, the Company received $5.4 million as a partial repayment of its loan to Marley Spoon.

On July 31, 2023, the Company announced that R. David Spreng, the Company’s President, Chief Executive Officer and Chairman of the Board of Directors, will be taking a temporary leave of absence from the Company in order to undergo treatment for a medical condition. In connection with Mr. Spreng’s temporary leave of absence, the Board of Directors made certain temporary and permanent appointments on July 31, 2023, effective immediately. Thomas B. Raterman was appointed to temporarily serve as Acting President of the Company. Mr. Raterman joined the Company in 2015 as Chief Financial Officer, Treasurer and Secretary, was appointed Chief Operating Officer in 2021, and will continue to serve in these roles. Greg Greifeld, the Managing Director, Deputy Chief Investment Officer and Head of Credit at Runway Growth Capital, was appointed to temporarily serve as Acting Chief Executive Officer of the Company. Mr. Greifeld will continue to serve as in his existing aforementioned roles. Julie Persily, Chair of the Audit Committee of the Board of Directors and independent director, was appointed to temporarily serve as Acting Chairperson of the Board of Directors. Mr. Raterman, Mr. Greifeld, and Ms. Persily will serve in their respective acting positions until R. David Spreng returns to his duties as President and Chief Executive Officer, or until their successors are elected and qualified, or until their sooner death, resignation or removal from office. In addition, Ms. Persily was permanently appointed as Lead Independent Director of the Board of Directors.

On August 1, 2023, Allurion Technologies, Inc. prepaid its outstanding principal balance of $55.0 million on its senior secured loan.

On August 1, 2023, the Board of Directors declared an ordinary distribution of $0.40 per share and a supplemental distribution of $0.05 per share for stockholders of record on August 15, 2023 payable on or before August 31, 2023.

On August 3, 2023, the Company entered into an amendment to its custody agreement, dated as of January 6, 2017, with U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as custodian (the “Custodian”) and U.S. Bank National Association, as document custodian (the “Document Custodian”) to provide for custody services for Foreign Assets by the Custodian to the Company.

Conference Call

Runway Growth will hold a conference call to discuss its second quarter ended June 30, 2023 financial results at 2:00 p.m. PT (5:00 p.m. ET) on Tuesday, August 8, 2023. To participate in the conference call or webcast, participants should register online at the Runway Investor Relations website. The earnings call can also be accessed through the following links:

•	Conference Call
•	Webcast

A live webcast will be available in the investor section of the Company’s website, and will be archived for 90 days following the call.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Important Disclosures

Strategies described involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual Form 10-K report in the section entitled “Risk Factors”, which may be obtained on the Company’s website www.runwaygrowth.com or the SEC’s website www.sec.gov.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Acting President, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com

Runway Growth Finance Corp.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Investments at fair value:
Non-control/non-affiliate investments at fair value (cost of $1,048,488 and $1,126,879, respectively)	$1,036,661	$1,114,935
Affiliate investments at fair value (cost of $55,603 and $4,551, respectively)	47,047	2,084
Control investments at fair value (cost of $17,963 and $19,172, respectively)	11,613	9,290
Total investments at fair value (cost of $1,122,054 and $1,150,602, respectively)	1,095,321	1,126,309
Cash and cash equivalents	37,740	5,761
Interest and fees receivable	8,110	8,766
Other assets	470	930
Total assets	1,141,641	1,141,766

Liabilities
Debt:
Credit facility	310,000	337,000
2026 Notes	95,000	70,000
2027 Notes	152,250	152,250
Unamortized deferred debt costs	(9,977)	(10,293)
Total debt, less unamortized deferred debt costs	547,273	548,957
Incentive fees payable	10,817	8,808
Interest payable	8,291	6,221
Accrued expenses and other liabilities	1,362	1,728
Total liabilities	567,743	565,714

Net assets
Common stock, par value	414	414
Additional paid-in capital	605,774	605,774
Distributable (losses)	(21,474)	(19,320)
Treasury Stock	(10,816)	(10,816)
Total net assets	$573,898	$576,052

Shares of common stock outstanding ($0.01 par value, 100,000,000 shares authorized)	40,509,269	40,509,269
Net asset value per share	$14.17	$14.22

Runway Growth Finance Corp.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Investment income
From non-control/non-affiliate investments:
Interest income	$33,818	$19,849	$68,671	$36,385
Payment in-kind interest income	6,425	1,043	10,221	2,049
Dividend income	319	318	643	703
Fee Income	615	523	660	914
From affiliate investments:
Interest income	593	5	885	5
Payment in-kind interest income	—	7	—	97
Fee Income	—	8	—	8
From control investments:
Interest income	—	618	—	1,112
Payment in-kind interest income	—	2,654	—	2,984
Other income	125	—	125	—

Total investment income	41,895	25,025	81,205	44,257

Operating expenses
Management fees	4,337	2,862	8,296	5,422
Incentive fees	4,920	3,621	9,483	4,965
Interest and other debt financing expenses	11,410	2,336	22,330	3,915
Professional fees	475	813	1,008	1,195
Administration agreement expenses	615	426	1,198	872
Insurance expense	268	269	536	538
Tax expense	—	1	50	1
Other expenses	194	218	382	411

Total operating expenses	22,219	10,546	43,283	17,319

Net investment income	19,676	14,479	37,922	26,938

Net realized and net change in unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	—	903	(1,178)	532
Net realized gain (loss) on investments	—	903	(1,178)	532
Net change in unrealized gain (loss) on non-control/non-affiliate investments	1,538	(8,164)	117	(12,318)
Net change in unrealized gain (loss) on affiliate investments	(103)	(42)	(6,089)	(3,208)
Net change in unrealized gain (loss) on control investments	1,209	(7,993)	3,532	(9,908)
Net change in unrealized gain (loss) on investments	2,644	(16,199)	(2,440)	(25,434)

Net realized and unrealized gain (loss) on investments	2,644	(15,296)	(3,618)	(24,902)
Net increase (decrease) in net assets resulting from operations	$22,320	$(817)	$34,304	$2,036

Net investment income per common share (basic and diluted)	$0.49	$0.35	$0.94	$0.65
Net increase (decrease) in net assets resulting from operations per common share (basic and diluted)	$0.55	$(0.02)	$0.85	$0.05
Weighted-average shares outstanding (basic and diluted)	40,509,269	41,215,664	40,509,269	41,294,985